UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 30, 2009

CKX, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-17436	27-0118168
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

650 Madison Avenue, New York, New York		10022
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	212-838-3100

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 30, 2009, Mitchell J. Slater, a director and Chief Operating Officer of the Company since February 2005, notified the Company that he would not seek re-nomination or re-election to the Company’s board of directors at the 2009 annual meeting of stockholders. Further, upon the expiration of the term of his current employment agreement with the Company (February 7, 2010), Mr. Slater will vacate the position of Chief Operating Officer to pursue outside business interests. As Mr. Slater develops new business opportunities, CKX will, on a case by case basis, consider investing in such ventures. Robert F.X. Sillerman, the Company’s Chairman and Chief Executive Officer, has expressed his intention to personally invest in Mr. Slater’s non-competitive ventures. In addition, the Company and Mr. Slater are exploring the possibility of Mr. Slater continuing to provide services for and on behalf of the Company in some capacity following the expiration of his employment agreement.

As a result of Mr. Slater not standing for re-election, the Company's board of directors will decrease the size of the board from 11 members to 10 members effective as of the date of the Company's annual meeting of stockholders. However, the Nominating and Corporate Governance Committee of the board of directors is actively conducting interviews with potential candidates to serve as members of the board. To the extent that the board determines to add one or more new directors, the size of the board may be increased subsequent to the upcoming annual meeting to accommodate the addition of such new directors.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CKX, Inc.

November 2, 2009	By:	/s/ Jason K. Horowitz

Name: Jason K. Horowitz
Title: Senior Vice President